EXHIBIT 10.5

EXECUTION VERSION

TAX MATTERS AGREEMENT

BY AND AMONG INTERNATIONAL PAPER COMPANY,

XPEDX HOLDING COMPANY

AND

UWW HOLDINGS, INC.

DATED AS OF JANUARY 28, 2014

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of January 28, 2014, is entered into by and among International Paper Company, a New York corporation (“IP”), xpedx Holding Company, a Delaware corporation and a wholly owned Subsidiary of IP (“Spinco”), and UWW Holdings, Inc., a Delaware corporation (“UWWH” and, together with IP and Spinco, the “Parties”). Any capitalized term used herein without definition shall have the meaning given to it in the Contribution and Distribution Agreement, dated as of the date hereof, by and among IP, Spinco and UWWH (as such agreement may be amended from time to time, the “Contribution and Distribution Agreement”).

RECITALS

WHEREAS, Spinco is a wholly-owned, direct Subsidiary of IP;

WHEREAS, IP, Spinco, UWWH, and the other Persons party thereto have entered into the Merger Agreement, pursuant to which (i) at the Effective Time, UWWH will merge with and into Spinco, with Spinco continuing as the surviving corporation, and (ii) immediately thereafter xpedx LLC, a Delaware limited liability company formed as a direct, wholly owned subsidiary of IP and thereafter contributed to Spinco (as described below), will merge with and into Unisource Sub, with Unisource Sub continuing as the surviving corporation and a wholly owned subsidiary of Spinco;

WHEREAS, prior to the Distribution upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement, IP will, pursuant to a series of restructuring transactions set forth therein, (i) cause to be directly or indirectly transferred to and assumed by xpedx Foreign Sub all of the non-U.S. Spinco Assets and all of the non-U.S. Spinco Liabilities, except for those non-U.S. Spinco Assets (if any) directly or indirectly held, and non-U.S. Spinco Liabilities (if any) directly or indirectly owed, by xpedx International, Inc., (ii) contribute 100% of the equity interests of xpedx Foreign Sub and xpedx International, Inc. and the Spinco Assets not directly or indirectly held by xpedx Foreign Sub (after giving effect to the foregoing clause (i)) or xpedx International, Inc. to xpedx Sub LLC, (iii) cause the Spinco Liabilities (other than those of xpedx Foreign Sub or any of its Subsidiaries (after giving effect to the foregoing clause (i)) or xpedx International, Inc. or any of its Subsidiaries) to be assumed by xpedx Sub LLC, (iv) cause each member of the Spinco Group not to hold any Assets that are not Spinco Assets or be liable for any Liabilities that are not Spinco Liabilities and (v) contribute all of the membership interests in xpedx Sub LLC to xpedx LLC, in each case in accordance with Schedule A to the Contribution and Distribution Agreement;

WHEREAS, following the LLC Contribution, upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement, IP will contribute to Spinco all of the membership interests in xpedx LLC;

WHEREAS, following the contribution to Spinco of all of the membership interests in xpedx LLC, upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement, xpedx LLC will engage in certain debt financing transactions pursuant to, and on terms consistent with, the Spinco Commitment Letter and distribute all or a portion of the proceeds thereof to Spinco and, in exchange for the contribution of all the membership interests in xpedx LLC to Spinco, Spinco will issue Spinco Common Stock to IP and pay to IP the Special Payment;

WHEREAS, following the Contributions, upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement, IP will distribute all of the Spinco Common Stock to the holders as of the Record Date of the IP Common Stock;

WHEREAS, immediately following the Distribution, the Parent Company Merger will be consummated and, immediately thereafter, the Operating Company Merger will be consummated, in each case on the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Parties to this Agreement intend that (i) the Spinco Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (ii) the Distribution qualify as a distribution of Spinco stock to IP stockholders eligible for nonrecognition under Sections 355(a) and 361 of the Code; (iii) the Special Payment and Earnout Payment qualify for nonrecognition under Section 361(b)(1)(A) of the Code, (iv) the Parent Company Merger qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code; (v) the Operating Company Merger qualify as a capital contribution under Section 351(a) of the Code, and (vi) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of IP, Spinco, UWWH, their respective Subsidiaries, the UWWH stockholders (except to the extent of cash received in lieu of fractional shares and as a result of the Tax Receivable Agreement) or the IP stockholders (except to the extent of cash received in lieu of fractional shares); and WHEREAS, the Parties wish to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing and defense of Tax Returns, and provide for certain other matters relating to Taxes and (ii) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the transactions contemplated hereby and by the other Transaction Documents.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.02.

“Affiliate” has the meaning set forth in the Contribution and Distribution Agreement; provided that, for the avoidance of doubt, the term “Affiliate” shall not include (i) any of the entities constituting Sankaty Advisors, Brookside Capital, or Absolute Return Capital or (ii) any person solely by virtue of such person being (A) a limited partner of Bain Capital Fund VII, L.P. or a limited partner of its affiliated investment funds, (B) a portfolio company in which Bain

Capital Fund VII, L.P. or its affiliated investment funds in the aggregate do not directly or indirectly have a majority ownership interest or (C) a director, officer or other equity holder of a portfolio company in which Bain Capital Fund VII, L.P. or its affiliated investment funds have an ownership interest, other than a representative of Bain Capital Partners, LLC.

“Aggregate Merger Consideration” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means the Employee Matters Agreement, Transition Services Agreement, Supply Agreements, Tax Receivable Agreement, Consulting Agreement, and Registration Rights Agreement.

“Carve Out Taxes” means any non-U.S. Taxes of any Transferred Entity that results from any transaction effected pursuant to the Contribution and Distribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution and Distribution Agreement” has the meaning set forth in the preamble.

“Controlled Corporation” means Spinco and Controlled 1.

“Controlled 1” means xpedx Holdings S.A.R.L.

“Controlled 1 Contribution” means the transfer of the stock of the Mexican Transferred Entities and the Dutch Transferred Entity to Controlled 1 and its Subsidiaries.

“Covered Transaction” means any transaction contemplated by this Agreement, the Contribution and Distribution Agreement, the Merger Agreement or any Ancillary Agreement.

“Disclosure Schedules” shall mean the disclosure schedules to this Agreement delivered by IP and Spinco to UWWH concurrently herewith.

“Distributing 1” means International Paper Investments (Luxembourg) S.A.R.L.

“Distributing 2 means International Paper Holdings (Luxembourg) S.A.R.L.

“Distributing 3” means IP International Holdings, Inc.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Dutch Transferred Entity” means International Paper (Netherlands) B.V.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“First Internal Distribution” means the distribution of all of the stock of Controlled 1 from Distributing 1 to Distributing 2.

“Foreign Transferred Entities” means Controlled 1, the Dutch Transferred Entity and the Mexican Transferred Entities.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including, but not limited to, any capital gains, franchise Tax (including the Texas margin Tax), doing business Tax, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes).

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“Internal Distributions” means the First Internal Distribution, the Second Internal Distribution and the Third Internal Distribution.

“IP” has the meaning set forth in the preamble to this Agreement.

“IP Entity” means IP and any entity that is a Subsidiary of IP immediately after the Distribution.

“IP Income Tax Return” means any Income Tax Return required to be filed by any IP Entity that does not exclusively relate to the Spinco Business, including for the avoidance of doubt, the U.S. federal consolidated income Tax Return for the group of which IP is the current parent.

“IP Non-Income Tax Return” means any Non-Income Tax Return required to be filed by any IP Entity that does not exclusively relate to the Spinco Business.

“IP Taxes” means any: (i) Taxes attributable to an IP Business, (ii) any Income Taxes arising from or attributable to a Tax-Free Transaction Failure, (iii) any U.S. federal consolidated and U.S. state consolidated, combined or unitary Income Taxes for a group of which any IP Entity is the current parent, (iv) Taxes that arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of any Transferred Entity having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Distribution, excluding groups consisting solely of Spinco Entities, (v) Income Taxes of any Transferred Entity (other than any Mexican Transferred Entity or the Dutch Transferred Entity) for any Pre-Distribution Period, and (vi) Carve Out Taxes, provided that, clauses (i)-(vi) notwithstanding, IP Taxes shall not include any Spinco Taxes.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys acting in their official capacity.

“IRS Ruling” means the U.S. federal income Tax ruling, and any amendments or supplements thereto, issued to IP by the IRS in connection with the Covered Transactions.

“IRS Ruling Request” means any letter (or other document) filed by IP with the IRS in connection with the IRS Ruling, and any amendment or supplement thereto.

“Mexican GRAs” has the meaning set forth in Section 6.04.

“Mexican Transferred Entities” means xpedx S.A. de C.V., Papelera Kif de Mexico S.A. de C.V., Oficina Central De Servicios S.A. de C.V. and their direct or indirect Subsidiaries.

“Non-Income Tax Return” means any Tax Return relating to Non-Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinion” means an opinion received by IP or UWWH with respect to certain Tax aspects of the Covered Transactions.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a Governmental Authority.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Principal Shareholder Letters” means the letters addressed to IP and Spinco by Bain Capital Fund VII, L.P. and Georgia-Pacific LLC in the form of the letters contained in Section 1.01 of the Disclosure Schedules.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Second Internal Distribution” means the distribution of all of the stock of Controlled 1 from Distributing 2 to Distributing 3.

“Section 336(e) Election” has the meaning set forth in Section 2.09.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Entity” means Spinco or any entity that is a Subsidiary of Spinco following the Distribution.

“Spinco GRA” has the meaning set forth in Section 6.04.

“Spinco Incentive Stock” has the meaning set forth in Section 4.03.

“Spinco Tainting Act” has the meaning set forth in Section 6.02(a).

“Spinco Taxes” means any (i) Non-Income Taxes arising from or attributable to the Spinco Business (other than Carve Out Taxes), (ii) Spinco Transaction Taxes, (iii) Income Taxes imposed on any Mexican Transferred Entity or the Dutch Transferred Entity (other than Carve Out Taxes and any Taxes attributable to an IP Business) and (iv) Taxes resulting from a violation of Section 6.04.

“Spinco Transaction Taxes” means any Income Taxes incurred by any Party to this Agreement or its Subsidiaries resulting from or attributable to a Tax-Free Transaction Failure if such Tax-Free Transaction Failure:

(i) would not have arisen but for one or more transactions or events (other than the Parent Company Merger and the Operating Company Merger) occurring after the Distribution and involving (directly or indirectly) the stock or assets of any Spinco Entity ( including any Spinco Tainting Act and any action taken pursuant toSection 6.02(c)) (unless such transaction or event is taken in reasonable reliance upon a breached representation or warranty made by IP in Section 6.01(c)),

(ii) would not have arisen but for any UWWH Shareholder Acquisition,

(iii) is attributable to any breach of any representation, warranty or covenant made by UWWH in this Agreement,

(iv) is attributable to any breach after the Distribution of any covenant made by Spinco in this Agreement (unless such breach is attributable to any action taken in reasonable reliance upon a breached representation or warranty made by IP in Section 6.01(c)),

(v) is attributable to any breach of any representation, warranty or covenant made in any Principal Shareholder Letter,

(vi) is attributable to the application of Section 355(e) to the Distribution and would not have arisen but for any acquisition of Spinco stock within the meaning of Section 355(e), which acquisition of stock is not pursuant to (x) the issuance of the Aggregate Merger Consideration in the Parent Company Merger, (y) the distribution of Spinco Stock in the Distribution or (z) an agreement or arrangement entered into by IP or its Subsidiaries (including Spinco) prior to the Distribution (other than any such agreement or arrangement as to which UWWH or any of its Affiliates is a party or has consented in writing or that is disclosed in Section 5.17(a)(vii) or 8.1(h) of the “IP/Spinco Disclosure Schedules” (as such term is defined in the Merger Agreement));

(vii) with respect to Income Taxes of Spinco or UWWH, is attributable to the failure of the Parent Company Merger to qualify as a reorganization under Section 368 (unless such failure is attributable to a breach of any representation or warranty made by IP in Section 6.01(c)), or

(viii) is attributable to the failure of the Operating Company Merger to qualify as a tax-free capital contribution under Section 351(a) (other than the application of Section 357(c) thereto or unless such failure is attributable to a breach of any representation or warranty made by IP in Section 6.01(c)).

For the avoidance of doubt, an Income Tax will be treated as a Spinco Transaction Tax under clause (i) above if such Tax would not have arisen but for both (a) the issuance of the Aggregate Merger Consideration pursuant to the Merger Agreement and (b) any transaction or event occurring after the Distribution involving (directly or indirectly) the stock or assets of any Spinco Entity, including any Spinco Tainting Act and any action taken pursuant to Section 6.02(c).

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Cost” means any increase in Tax payments actually required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority), including any increase in Tax payments (or reduction in any Refund) that actually results from a reduction in Tax Attributes (computed on a “with or without” basis consistent with the principles of Section 3.04(c)).

“Tax-Free Status” means the qualification of (i) the Controlled 1 Contribution, together with the First Internal Distribution, as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, pursuant to which none of Distributing 1, Distributing 2 or Controlled 1 recognizes any gain or loss for U.S. federal income tax purposes, (ii) the Second Internal Distribution as a transaction described in Section 355 of the Code, pursuant to which neither Distributing 2 nor Distributing 3 recognizes any gain or loss for U.S. federal income tax purposes, (iii) the Third Internal Distribution as a transaction described in Section 355 of the Code, pursuant to which neither Distributing 3 nor IP recognizes any gain or loss for U.S. federal income tax purposes, (iv) the Spinco Contribution, together with the Distribution, as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, pursuant to which none of Spinco, IP or IP’s shareholders recognizes any gain or loss for U.S. federal income tax purposes (except, in the case of IP’s shareholders, to the extent that such shareholders receive cash in lieu of fraction shares of Spinco’s common stock), (v) the Parent Company Merger as a reorganization pursuant to Section 368(a)(1)(A) of the Code, (vi) the Operating Company Merger as a capital contribution under Section 351(a) of the Code, (vii) the Internal Distributions and the Distribution as transactions not subject to tax pursuant to Section 355(e) of the Code, (viii) the application of Section 361(b)(1)(A) of the Code to the Special Payment and Earnout Payment and (ix) the application of Section 357(a) of the Code to the assumption of liabilities in the Contribution and the Operating Company Merger.

“Tax-Free Transaction Failure” means the failure of any applicable Covered Transaction to qualify for Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (i) the IRS Ruling, (ii) an Opinion, (iii) the IRS Ruling Request, (iv) any representation letter from IP, UWWH or Spinco supporting an Opinion and (v) any other materials delivered or deliverable by IP, UWWH or Spinco in connection with the rendering of an Opinion or the issuance by the IRS of the IRS Ruling.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for Refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third Internal Distribution” means the distribution of all of the stock of Controlled 1 from Distributing 3 to IP.

“Transfer Taxes” means any U.S. federal, state or local stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposes in connection with, or that are otherwise related to the transactions effected pursuant to the Contribution and Distribution Agreement, provided, however, that Transfer Taxes shall not include (i) any income or franchise Taxes payable in connection with such transactions or (ii) Taxes in lieu of any such income or franchise Taxes.

“Transferred Entity” means Spinco or any Subsidiary of Spinco immediately before the Distribution.

“Treasury Regulations” means the proposed, final and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to IP, to the effect that a transaction will not affect the Tax-Free Status of any applicable Covered Transaction. IP acknowledges that Kirkland & Ellis LLP and PricewaterhouseCoopers LLP are each reasonably acceptable to IP.

“UWWH Shareholder Acquisition” means any acquisition of shares of IP common stock on or after November 13, 2012 and prior to the Distribution (which shares continue to be held at the time of the Distribution) by (i) Bain Capital Fund VII, L.P. or any Affiliate thereof (including any fund sponsored by Bain Capital Fund VII, L.P. or any Affiliate thereof), (ii) Georgia-Pacific LLC, any of its direct or indirect controlling shareholders, or any of their respective Affiliates, (iii) any Person described in clauses (i) or (ii) in the definition of Affiliate contained in this Agreement, (iv) any Person as part of a plan with, or at the direction of, UWWH, UWW Holdings, LLC or any Person described in clause (i), (ii) or (iii) above or (v) any Person that is (or will be) part of a coordinating group (within the meaning of Section 1.355-7(h)(4) of the Treasury Regulations) with any Person described in clause (i), (ii), (iii) or (iv) above.

Section 1.02 Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 1.03 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Tax Returns.

(a) Tax Returns Required to be Filed by IP. IP shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by an IP Entity and shall pay, or cause such IP Entity to pay, all Taxes shown to be due and payable on each such Tax Return; provided that Spinco shall reimburse IP for any such Taxes that are described in clause (i) of the definition of Spinco Taxes.

(b) Certain Transferred Entity Tax Returns that Include IP Taxes. IP shall prepare (or cause to be prepared) each Tax Return required to be filed by a Transferred Entity (other than Tax Returns of the Foreign Transferred Entities) after the Distribution if such Tax Return includes IP Taxes. Spinco shall cause each such Tax Return to be filed on or prior to its Due Date and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Return; provided that IP shall reimburse Spinco for any such Taxes that are IP Taxes.

(c) Other Spinco Entity Tax Returns. Except as otherwise provided in this Section 2.01, Spinco shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by a Spinco Entity after the Distribution Date (including each such Tax Return of the Foreign Transferred Entities) and shall pay, or cause be paid, all Taxes shown to be due and payable on such Tax Return; provided that IP shall reimburse Spinco for any such Taxes that are IP Taxes.

Section 2.02 Tax Return Procedures.

(a) IP Income Tax Returns. Except as otherwise provided in Sections 2.09, 2.12 and 6.02(d), IP may take any position on or make any elections or other determinations with respect to any IP Income Tax Return in its sole and absolute discretion and Spinco shall have no rights with respect to any IP Income Tax Return.

(b) IP Non-Income Tax Returns. The portion of any IP Non-Income Tax Return that reflects the Spinco Business shall (to the extent permitted by law) be prepared in a manner consistent with past practice. IP shall provide to Spinco the information relating to the Spinco Business reflected on any IP Non-Income Tax Return with respect to which Spinco is required to make a payment pursuant to Section 2.01(a)) at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, five (5) days. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02.

(c) Certain Transferred Entity Tax Returns Prepared by IP. In the case of any Tax Return described in Section 2.01(b), (i) the portion (if any) of such Tax Return that relates to Spinco Taxes or would reasonably be expected to materially adversely affect the Tax position of Spinco or any Spinco Entity for any Post-Distribution Period shall (to the extent permitted by law) be prepared in a manner consistent with past practice and (ii) IP shall provide a draft of such Tax Return to Spinco for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, five (5) days. In the event that past practice is not applicable to a particular item or matter, IP shall determine the reporting of such item or matter in good faith in consultation with Spinco. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by IP and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, IP shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b), except to the extent that such late filing is caused by the failure of any Spinco Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(d) Certain Transferred Entity Tax Returns Prepared by Spinco. In the case of any Tax Return described in Section 2.01(c) that includes IP Taxes or would reasonably be expected to materially adversely affect the Tax position of any IP Entity, (i) such Tax Return shall (to the extent permitted by law) be prepared in a manner consistent with past practice and (ii) Spinco shall provide a draft of such Tax Return to IP for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, five (5) days. The Parties shall negotiate in good faith to resolve all disputed issues. In the event that past practice is not applicable to a particular item or matter, Spinco shall determine the reporting of such item or matter in good faith in consultation with IP. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by Spinco and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, Spinco shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(c) except to the extent that such late filing is caused by the failure of any IP Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(e) Unless otherwise required by Law, IP and Spinco, as applicable, shall file the appropriate information and statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS, and shall retain the appropriate information relating to the Distribution and the Parent Company Merger as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(f) Any amendment of any Tax Return described in Section 2.01 of any Transferred Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Transferred Entity pursuant to this Section 2.02.

Section 2.03 Straddle Period Tax Allocation. To the extent permitted by law, IP and Spinco shall elect to close the taxable year of each Transferred Entity as of the close of the Distribution Date. In the case of any Straddle Period, the Income Taxes attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such Transferred Entity as of the close of the Distribution Date.

Section 2.04 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) business days before the Due Date of such Taxes and (b) ten (10) business days after the party required to make such reimbursement has received notice from the party entitled to such reimbursement. For the avoidance of doubt, a party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided that the amount of reimbursement shall be based on the actual Tax liability and not on such reasonable estimate).

Section 2.05 Expenses. Except as provided in Section 8.02 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.06 Apportionment of Spinco Taxes. For all purposes of this Agreement, IP and Spinco shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the Spinco Business (and in the case of a Tax Item that is properly attributable to both the Spinco Business and the IP Business, the allocation of such Tax Item between the Spinco Business and the IP Business) in a manner consistent with the provisions hereof and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.02.

Section 2.07 No Extraordinary Actions on the Distribution Date. Except as expressly contemplated by this Agreement, the Contribution and Distribution Agreement, the Merger Agreement or any Ancillary Agreement, Spinco shall not, and shall not permit any Spinco Entity to, take any action outside of the ordinary course of business on the Distribution Date after the Distribution.

Section 2.08 Allocation of Tax Attributes. IP shall determine in good faith, consistent with the books and records of IP, the allocation of Tax Attributes among IP Entities and

Transferred Entities in accordance with the Code and Treasury Regulations, including Treasury Regulations Section 1.1502-76 (and any applicable state, local and foreign Laws). IP shall consult in good faith with UWWH (or Spinco, following the Parent Company Merger) regarding the allocation of Tax Attributes and shall consider in good faith any written comments received from UWWH (or Spinco, following the Parent Company Merger) regarding such allocation of Tax Attributes. IP and Spinco hereby agree to compute all Taxes consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.08 unless otherwise required by a Final Determination.

Section 2.09 Section 336(e) Election. IP shall make a timely protective election under and in accordance with Section 336(e) of the Code and the Treasury Regulations issued thereunder with respect to the Distribution for Spinco and each Spinco entity that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). IP shall be solely responsible for the contents of a Section 336(e) Election and any agreements or filings required in connection with a Section 336(e) Election. Spinco shall take any action reasonably requested by IP in connection with the filing of a Section 336(e) Election. It is intended that a Section 336(e) Election have no effect unless the Distribution is a “qualified stock disposition” either because (i) the Distribution is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (ii) Treasury Regulations Section 1.336-1(b)(5)(ii) applies to the Distribution. For the avoidance of doubt, if the Section 336(e) Election becomes effective, the calculation of IP Taxes and Spinco Taxes, as the case may be, shall take into account any income, gain, loss or deduction arising from the Section 336(e) Election.

Section 2.10 IP TRA. If and to the extent that there is a Tax-Free Transaction Failure and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered IP Taxes (rather than Spinco Taxes), (i) IP shall be entitled to periodic payments from Spinco equal to 85% of the tax savings arising from the step-up in tax basis resulting from the Section 336(e) Election and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments, with it being agreed that the terms of such agreement shall be substantially similar to the terms of the Tax Receivable Agreement; provided that any such tax saving in clause (i) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards).

Section 2.11 Transfer Taxes. Any Transfer Taxes shall be paid by IP.

Section 2.12 Operating Company Merger. The parties agree that, in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (as applied to both Spinco leaving the group of which IP is the common parent and Unisource Sub joining the group of which Spinco is the common parent), the Operating Company Merger is properly allocable to the portion of the Closing Date that is subsequent to the Distribution and subsequent to the Parent Company Merger, and that the tax consequences of the Operating Company Merger are reportable on the U.S. federal consolidated income Tax Return of the group of which Spinco is the common parent and Unisource Sub is a member that begins with the day immediately following the Closing Date.

ARTICLE III

Indemnification

Section 3.01 Indemnification by IP. IP shall pay (or cause to be paid), and shall indemnify and hold the Spinco Indemnitees harmless from and against, without duplication, all IP Taxes.

Section 3.02 Indemnification by Spinco. Spinco shall pay (or cause to be paid), and shall indemnify and hold the IP Indemnitees harmless from and against, without duplication, all Spinco Taxes.

Section 3.03 Delayed Transfers of Spinco Assets and Liabilities.

(a) Subject to the applicable transferor’s compliance with Section 2.2(b) and 2.2(e) of the Contribution and Distribution Agreement, any Asset or Liability transferred or assumed pursuant to Section 2.2 of the Contribution and Distribution Agreement shall be treated, for all Tax purposes to the extent permitted by Law, as (i) owned or owed by the Person to which such Asset was intended to be transferred or by the Person which was intended to assume such Liability, as the case may be, from and after the Distribution, (ii) having not been owned or owed by the Person retaining such Asset or Liability, as the case may be, at any time from and after the Distribution, and (iii) having been held by the Person retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Person from and after the Distribution until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Person. The Parties shall not, and shall cause their Affiliates not to, take any position inconsistent with the foregoing unless otherwise required by applicable Law.

(b) In the event that any Asset or Liability is transferred or assumed following the Distribution Date pursuant to Section 2.2 of the Contribution and Distribution Agreement, the Party (or its Affiliates) to whom such Assets are transferred to or who assumes such Liability shall indemnify and hold the other Party (and its Affiliates) transferring such Assets or from whom such Liabilities are assumed, harmless from and against, without duplication, any Taxes of such other Party attributable to such Asset or Liability, for the period (or portion thereof) beginning on the Distribution Date and ending on the date of the actual transfer.

Section 3.04 Characterization of and Adjustments to Payments.

(a) In the absence of a Final Determination to the contrary, for all Tax purposes, IP and Spinco shall treat or cause to be treated any payment required by this Agreement (other than any payment treated for Tax purposes as interest) as either a contribution by IP to Spinco or a distribution by Spinco to IP, as the case may be, occurring immediately prior to the Distribution Date.

(b) Any indemnity payment pursuant to this Agreement shall be increased to include (i) all reasonable accounting, legal and other professional fees and court costs incurred by the indemnified Party in connection with such indemnity payment and (ii) any Tax Cost resulting from the receipt of (or entitlement to) such indemnity payment.

(c) Any indemnity payment under this Agreement shall be decreased to take into account an amount equal to the Tax benefit actually realized by the Indemnified Party (or its Affiliates) arising from the incurrence or payment of the relevant indemnified item, which Tax benefit would not have arisen or been allowable but for such indemnified liability. For purposes hereof, any Tax benefit actually realized by the Indemnified Party (or its Affiliates) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to such indemnified liability as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards). Any indemnity payment will initially be made without regard to this Section 3.04(c) and an adjusting payment will be made to reflect any applicable Tax benefit within 30 days after the Indemnified Party (or its Affiliates) actually realizes such Tax benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return.

Section 3.05 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment.

Section 3.06 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, IP and UWWH hereby agree that the sole and exclusive monetary remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Article VI of this Agreement or any Principal Shareholder Letter shall be the indemnification rights set forth in this Article III.

ARTICLE IV

Refunds, Carrybacks, Timing Difference and Tax Attributes

Section 4.01 Refunds.

(a) Except as provided in Section 4.02, IP shall be entitled to all Refunds of Taxes for which IP is responsible pursuant to Article III (except to the extent such Refunds were taken into account in calculating Spinco Closing Date Working Capital), and Spinco shall be entitled to all Refunds of Taxes for which Spinco is responsible pursuant to Article III. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund) within ten (10) days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02 Carrybacks. To the extent permitted by applicable Law, each Transferred Entity shall relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period. If IP (or any IP Entity) receives (or realizes) a Refund as a result of any carryback permitted by the previous sentence, it shall remit to Spinco, within 30 days, the amount of such Refund (less any Tax or other reasonable out-of-pocket costs incurred by IP to obtain such Refund); provided, however, if a Taxing Authority subsequently reduces or disallows such Refund, Spinco shall, within 30 days of the reduction or disallowance, return the amount previously remitted to Spinco, plus interest at the rate determined under applicable Law.

Section 4.03 Treatment of Deductions Associated with Equity-Related Compensation. To the extent permitted by applicable Law, any Income Tax deduction arising in respect of the exercise of an IP stock option by any Spinco Business Employee, the vesting of any IP stock issued to any Spinco Business Employee or any similar item of equity compensation (together, the “IP Incentive Stock”) shall be claimed by an IP Entity. IP shall be responsible for any withholding Taxes and employment Taxes attributable to the IP Incentive Stock, to the extent that such liability is a legal obligation of any IP Entity or any Spinco Entity. Without the consent of IP, no such deduction will be claimed by any Spinco Entity for any Post-Distribution Period (whether or not an IP Entity is entitled to such deduction). For the avoidance of doubt, (i) any Income Tax deduction arising in respect of the exercise of a Spinco stock option, vesting of Spinco stock or any similar item of equity-based compensation (together, the “Spinco Incentive Stock”) shall be claimed by a Spinco Entity, (ii) Spinco shall be solely responsible for any withholding Taxes and employment Taxes attributable to the Spinco Incentive Stock and (iii) no deduction for Spinco Incentive Stock will be claimed by any IP Entity for any Post-Distribution Period.

Section 4.04 Timing Differences. If pursuant to a Final Determination any Tax Attribute is made allowable to a Spinco Entity as a result of an adjustment to any Taxes for which IP is responsible hereunder and such Tax Attribute would not have arisen or been allowable but for such adjustment, or if pursuant to a Final Determination any Tax Attribute is made allowable to an IP Entity as a result of an adjustment to any Taxes for which Spinco is responsible hereunder and such Tax Attribute would not have arisen or been allowable but for such adjustment, Spinco or IP, as the case may be, shall make a payment to either IP or Spinco, as appropriate, within thirty (30) days after such Party (or its Affiliates) actually realizes a Tax benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return that is attributable to such Tax Attribute, determined using a “with and without” methodology (treating any deductions or amortization attributable such Tax Attributes as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards). In the event of any overlap between Section 3.04 and this Section 4.04, this Section 4.04 shall apply and Section 3.04 shall not apply. This Section 4.04 shall not apply to any Tax Attribute of any Spinco Entity that would not have arisen but for a Tax-Free Transaction Failure, which shall be governed by Section 2.10.

ARTICLE V

Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent (and only to the extent) that the Indemnifying Party is actually materially prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures.

(a) IP Income Tax Returns. IP shall be entitled to contest, compromise and settle in its sole discretion any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any IP Income Tax Return.

(b) IP Non-Income Tax Returns. IP shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any IP Non-Income Tax Return, provided that to the extent that such Tax Proceeding relates to Spinco Taxes or would reasonably be expected to materially adversely affect the Tax position of Spinco or any Spinco Entity for any Post-Distribution Period, IP shall (A) keep Spinco informed in a timely manner of the actions proposed to be taken by IP with respect to such Tax Proceeding, (B) permit Spinco to participate in the aspects of such Tax Proceeding that relate to Spinco Taxes and (C) not settle any aspect of such Tax Proceeding that relates to Spinco Taxes without the prior written consent of Spinco, which shall not be unreasonably withheld, delayed or conditioned and provided further that Spinco’s rights and IP’s obligations set forth above shall not apply if and to the extent that IP elects in writing to forgo its right to indemnification in respect of the Spinco Taxes that are the subject of such Tax Proceeding.

(c) Certain Transferred Entity Tax Returns. Except as otherwise provided in Section 5.02(a) or (b), IP shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return of a Transferred Entity (other than a Mexican Transferred Entity or Dutch Transferred Entity) that includes any Pre-Distribution Date Period, provided that to the extent that such Tax Proceeding relates to Spinco Taxes or would reasonably be expected to materially adversely affect the Tax position of Spinco or any Spinco Entity for any Post-Distribution Period, IP shall (A) keep Spinco informed in a timely manner of the actions proposed to be taken by IP with respect to such Tax Proceeding, (B) permit Spinco to participate in the aspects of such Tax Proceeding that relate to Spinco Taxes and (C) not settle any aspect of such Tax Proceeding that relates to Spinco Taxes without the prior written consent of Spinco, which shall not be unreasonably withheld, delayed or conditioned and provided further that the rights of Spinco and obligations of IP set forth above shall not apply if and to the extent that IP elects in writing to forgo its right to indemnification in respect of the Spinco Taxes that are the subject of such Tax Proceeding.

(d) Other Spinco Tax Returns. Except as otherwise provided in Section 5.02(a), (b) or (c), Spinco shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return of a Spinco Entity, provided that to the extent that such Tax Proceeding relates to IP Taxes or would reasonably be expected to materially adversely affect the Tax position of IP or any IP Entity, Spinco shall (A) keep IP informed in a timely manner of the actions proposed to be taken by Spinco with respect to such Tax Proceeding, (B) permit IP to participate in the aspects of such Tax Proceeding that relate to IP Taxes and (C) not settle any aspect of such Tax Proceeding that relates to IP Taxes without the prior written consent of IP, which shall not be unreasonably withheld, delayed or conditioned and provided further that the rights of IP and obligations of Spinco set forth above shall not apply if and to the extent that Spinco elects in writing to forgo its right to indemnification in respect of the IP Taxes that are the subject of such Tax Proceeding.

(e) Spinco Taxes. Notwithstanding Section 5.02(a), if Spinco Taxes are asserted in any Tax Proceeding involving an IP Income Tax Return, IP shall (A) keep Spinco informed in a timely manner of the actions proposed to be taken by IP with respect to such assertion in such Tax Proceeding, (B) permit Spinco to participate in the aspects of such Tax Proceeding that relate to such Spinco Taxes and (C) not settle any aspect of such Tax Proceeding that relates to such Spinco Transaction Taxes without the prior written consent of Spinco, which shall not be unreasonably withheld, delayed or conditioned and provided further that the rights of Spinco and obligations of IP set forth above shall not apply if and to the extent that IP elects in writing to forgo its right to indemnification in respect of the Spinco Taxes that are the subject of such Tax Proceeding.

ARTICLE VI

Tax-Free Status of the Distribution

Section 6.01 Representations, Warranties and Covenants.

(a) UWWH Representations, Warranties and Covenants. UWWH hereby represents, warrants and covenants as of the date hereof and as of the Effective Time that:

(i) it has examined the redacted version of the IRS Ruling Request contained in Section 6.01(a) of the Disclosure Schedules, and all facts presented and representations made in such redacted version to the extent relating to UWWH, its Subsidiaries and its shareholders, are true, correct and complete and (to the knowledge of UWWH) all other facts presented and representations made therein are true, correct and complete;

(ii) UWW Holdings, LLC (A) does not own any outstanding shares of IP common stock, (B) will not acquire any outstanding shares of IP common stock through the expiration of the Restriction Period, (C) will not acquire any outstanding shares of Spinco common stock (disregarding any shares received by virtue of the Parent Company Merger) through the expiration of the Restriction Period;

(iii) (A) there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, entered into by UWWH or any of its Subsidiaries or Affiliates, pursuant to which either UWWH or any of its Subsidiaries or, after the Parent Company Merger, Spinco or any of its Subsidiaries, is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any of its shares of capital stock or other equity interests and (B) there will be no employee or director of Spinco or any of its Subsidiaries that receives equity pursuant to a compensation plan or arrangement of Spinco or its Subsidiaries that is (or will be) part of a coordinating group (within the meaning of Section 1.355-7(h)(4) of the Treasury Regulations) that includes UWWH, Bain Capital Fund VII, L.P., Georgia-Pacific LLC or their respective Affiliates with respect to the acquisition of stock pursuant to the Parent Company Merger; and

(iv) no Person directly or (to the knowledge of UWWH after due inquiry) indirectly owns 5% or more of UWWH (as measured by vote or value) other than (A) Bain Capital Fund VII, L.P., Georgia-Pacific, LLC or an Affiliate thereof or (B) a Person who owns such 5% solely by virtue of an interest in UWWH indirectly through Bain Capital Fund VII, L.P., Georgia-Pacific, LLC or an Affiliate thereof.

(b) Tax Materials. Upon receipt of any draft Tax Materials after the date hereof, UWWH shall (i) promptly examine such draft Tax Materials, and (ii) promptly propose any changes needed to make all facts presented and representations made relating to UWWH, its Subsidiaries and its shareholders in such draft Tax Materials true, correct and complete and (to the knowledge of UWWH) all other facts presented and representations made in such draft Tax Materials true, correct and complete. UWWH shall notify IP within five (5) days of the receipt of such draft Tax Materials (or such shorter time as may be necessary to comply with deadlines imposed by any Taxing Authority) if UWWH believes that any facts presented or representations made in such draft Tax Materials are not true, correct or complete, it being understood that if UWWH fails to notify IP within such period and IP notifies UWWH of such failure pursuant to Section 8.18, then UWWH shall be deemed to have represented and warranted that all such facts presented and representations made relating to UWWH, its Subsidiaries and its shareholders in such draft Tax Materials are true, correct and complete and (to the knowledge of UWWH) all other facts presented and representations made in such draft Tax Materials are true, correct and complete, unless UWWH notifies IP within two (2) days of the receipt of notice of such failure.

(c) IP. IP hereby represents, warrants and covenants, as of the date hereof and as of the Effective Time, that (i) it has delivered complete and accurate copies of the Tax Materials prepared by IP to UWWH, as redacted, (ii) all facts presented and representations made in such Tax Materials to the extent relating to (A) IP and any of its Subsidiaries (other than the Transferred Entities) or (B) the Transferred Entities at any time at or prior to the Distribution are true, correct and complete and (to the knowledge of IP) all other facts presented and representations made in such redacted version are true, correct and complete, and (iii) neither IP nor Spinco has had “substantial negotiations” (within the meaning of Section 1.355-7(h)(1)(iv) of the Treasury Regulations) during the two-year period ending on the date of the Distribution with any Person (other than UWWH or any of its Affiliates) regarding any acquisition of Spinco stock or of a significant portion of the assets transferred to Spinco pursuant to the Contribution and Distribution Agreement.

(d) No Contrary Plan. Each of UWWH, IP and Spinco represents and warrants, as of the date hereof and as of the Effective Time, that neither it, nor any of its Affiliates, (i) has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials (or that may jeopardize any Tax-Free Status of any applicable transaction) or (ii) knows of any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials or which may jeopardize any Tax-Free Status of any applicable transaction; provided that, with respect to UWWH, this Section 6.01(d) does not apply to any redacted statements or representations.

(e) No Contrary Knowledge. Each of UWWH, IP and Spinco represents and warrants, as of the date hereof and as of the Effective Time, that it knows of no fact (after due inquiry) that would prevent the Tax treatment of the Controlled 1 Contribution, the First Internal Distribution, the Second Internal Distribution, the Third Internal Distribution, the Spinco Contribution, the Distribution or any other Covered Transaction from being consistent with the Tax-Free Status of the Transactions.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Following the Distribution, (i) IP will not (and will cause each IP Entity not to) take any action (or refrain from taking any action) which (x) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials or (y) could reasonably be expected to cause any Tax-Free Transaction Failure; and (ii) Spinco will not (and will cause each Spinco Entity not to) take any action (or refrain from taking any action) which (x) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials (but only to the extent such Tax Materials have been provided to UWWH) or (y) could reasonably be expected to cause any Tax-Free Transaction Failure (any such action or refraining from an action with respect to clause (ii) above, including one specified in (b) below, a “Spinco Tainting Act”).

(b) Restrictions. Following the Distribution and prior to the first day following the second anniversary of the Distribution (the “Restriction Period”),

(i) Spinco shall cause each Controlled Corporation to (A) continue the active conduct of each trade or business (for purposes of Section 355(b) of the Code and the Treasury Regulations thereunder) that it was engaged in immediately prior to the distribution of such Controlled Corporation in a Covered Transaction (taking into account Section 355(b)(3) of the Code), (B) continue to hold sufficient assets to satisfy the continuity of business enterprise requirements under Section 1.355-3 and 1.368-1(d) of the Treasury Regulations, (C) not dissolve or liquidate or take any action that is a liquidation for federal income tax purposes, and (D) not merge or consolidate with any other Person (other than pursuant to the Parent Company Merger or the Operating Company Merger);

(ii) Spinco shall not (A) approve or allow an extraordinary contribution to it by its shareholders in exchange for stock, (B) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any Spinco stock, or (C) amend the certificate of incorporation (or other organizational documents) of Spinco, or take any other action, whether through a stockholder vote or otherwise, if such amendment or other action would affect the relative voting rights of any Spinco capital stock (including through the conversion of any capital stock into another class of capital stock); and

(iii) Spinco shall not (and shall cause each Spinco Entity not to) take any action (including entering into any transaction or series of transactions or any agreement, understanding, arrangement or negotiations), which (A) when combined with any other direct or indirect changes in ownership of Spinco capital stock pertinent for purposes of Section 355(e) of the Code (including as a result of the Parent Company Merger) could reasonably be expected to have the effect of causing or permitting one or more persons to acquire directly or indirectly Spinco stock representing a “50 percent or greater interest” within the meaning of Section 355(e)(4) of the Code or (B) could otherwise reasonably be expected to trigger any Spinco Transaction Tax.

(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Spinco may proceed with any of the actions or transactions described therein, if (i) IP shall have received a supplemental ruling in accordance with Section 6.03(a) in form and substance reasonably satisfactory to IP to the effect that such action or transaction will not affect the Tax-Free Status of any applicable transaction, (ii) (in the event that IP chooses not to pursue such supplemental ruling or if such action or transaction is covered by an area in which the Internal Revenue Service will not issue letter rulings,) Spinco shall have provided to IP an Unqualified Tax Opinion in form and substance reasonably satisfactory to IP at least thirty (30) days prior to effecting such action or transaction and IP shall use its reasonable best efforts to determine whether such Unqualified Tax Opinion is reasonably satisfactory to IP within ten (10) days of receipt of such Unqualified Tax Opinion by IP, or (iii) IP shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, IP may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits. For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, Spinco shall be permitted to (x) enter into the Parent Company Merger, (y) cause its Subsidiaries to enter into the Operating Company Merger and (z) Spinco may make issuances that satisfy Safe Harbor VII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d) and may redeem any such stock issuance pursuant to this clause (z), so long as any such issuance or redemption is not inconsistent with any formal or informal written guidance provided by the IRS in connection with any IRS Ruling Request.

(d) Tax Reporting. Each of IP and Spinco covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of any applicable Covered Transaction.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Spinco notifies IP that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), IP and Spinco shall cooperate in obtaining a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Spinco to take the Notified Action unless IP shall have waived in writing the requirement to obtain such supplemental ruling or Unqualified Tax Opinion. If a supplemental ruling from the IRS is to be sought, IP shall apply for such ruling and IP shall control the process of obtaining such ruling. In no event shall IP be required to file any ruling request under this Section 6.03(a) unless Spinco represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to Spinco, its current or former shareholders or any Spinco Entity contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete in all material respects. Spinco shall reimburse IP for all reasonable out-of-pocket costs and expenses incurred by any IP Entity in connection with any Notified Action within ten (10) days after receiving an invoice from IP therefor.

(b) IP shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If IP notifies Spinco that it has determined to obtain such ruling or opinion, Spinco shall (and shall cause each Spinco Entity to) cooperate with IP and take any and all actions reasonably requested by IP in connection with obtaining such ruling or opinion (including by making any representation that is true or any reasonable covenant or providing any materials reasonably requested by the IRS or the law firm issuing such opinion). In connection with obtaining such ruling, IP shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. IP shall reimburse Spinco for all reasonable out-of-pocket costs and expenses incurred by any Spinco Entity in connection with any supplemental ruling or Unqualified Tax Opinion requested by IP within ten (10) days after receiving an invoice from Spinco therefor.

(c) Except as provided in Section 6.03(a) or (b), following the Effective Time, no Spinco Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning any Covered Transaction (including the impact of any transaction on any Covered Transaction).

Section 6.04 Mexican GRA. It is understood and agreed that (a) a gain recognition agreement is currently in place relating to the contribution of shares of International Paper de Mexico S.A. de C.V. to International Paper Holdings (Luxembourg) S.a.r.L. on November 2, 2012, (b) one or more replacement gain recognition agreements in the form of the gain recognition agreement contained in Section 6.04(b) of the Disclosure Schedules (such replacement agreements, together with the existing agreement, the “Mexican GRAs”) will be entered into to the extent necessary to prevent one or more of the Covered Transactions from constituting a triggering event under such existing gain recognition agreement, (c) Spinco shall enter into a “gain recognition agreement” in the form of the gain recognition agreement contained in Section 6.04(c) of the Disclosure Schedules (the “Spinco GRA”) (as revised with the consent of each of the Parties, such consent not to be unreasonably withheld, conditioned or delayed) and file an IRS Form 8838 with respect to the property that is subject to the Spinco GRA to extend the period of limitations on assessments of tax with respect to the gain realized but not recognized on the initial transfer of International Paper de Mexico, S.A. de C.V.,

(d) Spinco shall take any other action reasonably requested by IP in connection with the entry into of any of the Mexican GRAs, and (e) notwithstanding anything else contained herein, Spinco shall be responsible for any Taxes arising from a triggering event after the Distribution caused by any action (or failure to act) by Spinco or any of its Subsidiaries under any Mexican GRA.

ARTICLE VII

Cooperation

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision, in hard copy and electronic forms, of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries; and

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.

Notwithstanding any other provision of this Agreement, IP shall not be required to provide Spinco with a copy of (or access to) any IP Income Tax Return or any IP Non-Income Tax Return (except for pro forma separate company Tax Returns of Spinco or xpedx International, Inc.) or any information with respect to any IP Business.

Section 7.02 Retention of Records. IP and Spinco shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, including all such electronic records, and shall maintain all hardware necessary to retrieve such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

Miscellaneous

Section 8.01 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 8.02 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by Section 2.02 or Section 2.06, the parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by IP and Spinco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.03 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between an IP Entity, on the one hand, and a Transferred Entity, on the other (other than this Agreement, the Contribution and Distribution Agreement, the Merger Agreement, any Ancillary Agreement, and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated no later than the Distribution Date and, after the Distribution Date, no IP Entity or Transferred Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.04 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.05 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Effective Time in accordance with their respective terms.

Section 8.06 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 8.07 Entire Agreement. This Agreement, the Exhibits hereto, the Confidentiality Agreement, the Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter (including that certain Non-binding Letter of Intent by and between IP and UWWH, dated as of April 19, 2013). Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of this Agreement shall control.

Section 8.08 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that Spinco or UWWH may assign any or all of its rights, interests under this Agreement without the consent of the other Parties hereto (a) to any Person providing the Special Payment Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Special Payment Financing or (b) to any purchaser of all or substantially all of the assets of such Person; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.09 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article III relating to certain indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 8.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 8.11 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.12 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.14 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.15 Confidentiality. All Information concerning the other Party’s Group obtained by it or furnished to it by such other Party’s Group pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement (as defined in the Contribution and Distribution Agreement).

Section 8.16 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR

PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.17 Jurisdiction; Service of Process. Any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or Parties or their successors or assigns, in each case, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement (i) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.17, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.17 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.18, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. NOTWITHSTANDING THIS SECTION 8.17, ANY DISPUTE REGARDING SECTION 2.02 OR SECTION 2.06 SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 8.02; PROVIDED THAT THE TERMS OF SECTION 8.02 MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 8.17.

Section 8.18 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to IP or, prior to the Effective Time, Spinco:

International Paper Company
6400 Poplar Avenue Memphis, Tennessee 38197
Facsimile:	(901) 214-0919
Attention:	Kevin G. McWilliams, Vice President Tax

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue New York, New York 10022
Facsimile:	(212) 909-6836
Attention:	David H. Schnabel

If to Spinco, after the Effective Time:

xpedx Holding Company 6285 Tri-Ridge Boulevard Loveland, Ohio 45140
Attention:	Mary Laschinger
Facsimile:	(513) 965-2849

with a copy (which shall not constitute notice) to:

Bain Capital Partners, LLC 200 Clarendon Street Boston, MA 02116
Facsimile:	(617) 516-2010
Attention:	Matt Levin
Seth Meisel

and

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL 60654 Facsimile: (312) 862-2200
Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards, P.C.
Neal J. Reenan

If to UWWH, prior to the Effective Time:

UWW Holdings, Inc.
6600 Governors Lake Parkway
Norcross, GA 30071
Facsimile:	(770) 659-4618
Attention:	Chief Executive Officer
General Counsel

with a copy (which shall not constitute notice) to:

Bain Capital Partners, LLC
200 Clarendon Street
Boston, MA 02116
Facsimile:	(617) 516-2010
Attention:	Matt Levin
Seth Meisel and

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL 60654
Facsimile:	(312) 862-2200
Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards, P.C.
Neal J. Reenan

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to IP will be deemed notice to all members of the IP Group, and any notice to Spinco will be deemed notice to all members of the Spinco Group.

Section 8.19 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 8.20 Effectiveness. Except for purposes of giving effect to the provisions of the Contribution and Distribution Agreement, no provision of this Agreement (other than Section 6.01) shall be effective until immediately after the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

INTERNATIONAL PAPER COMPANY

By :	/s/ C. Cato Ealy

Name:	C. Cato Ealy
Title:	Senior Vice President

By:	xpedx Holding Company

By:	/s/ C. Cato Ealy

Name:	C. Cato Ealy
Title:	Vice President

By:	UWW HOLDINGS, LLC

By:	/s/ Allan R. Dragone

Name:	Allan R. Dragone
Title:	Chief Executive Officer